SPIRIT OF AMERICA INVESTMENT FUND, INC.

477 Jericho Turnpike

Syosset, New York 11791

David Lerner Associates, Inc.

477 Jericho Turnpike

Syosset, New York 11791

To Whom It May Concern:

Reference is made to the Operating Expenses Agreement (the “Agreement”) between the Spirit of America Investment Fund, Inc. (the “Company”) and Spirit of America Management Corp. (the “Advisor”) dated February 24, 1999.

This letter is to provide notice of the addition of a new class for each series under the Company: Spirit of America Real Estate Income and Growth Fund Class C Shares; Spirit of America Large Cap Value Fund Class C Shares; Spirit of America Municipal Tax Free Bond Fund Class C Shares; Spirit of America Income Fund Class C Shares; Spirit of America Income & Opportunity Fund Class C Shares; and Spirit of America Energy Fund Class C Shares. Each new class is to be included under the Agreement and shall be subject to the terms set forth under the Agreement unless otherwise provided herein.

The Company requests that you limit the Fund’s operating expenses (as defined in Paragraph 2 of the Agreement) to the annual rate of total operating expenses specified in the Amended Appendix A to the Agreement attached hereto.

This Amendment to the Agreement will remain in effect until April 30, 2017, and may be renewed by the Board of Directors annually thereafter.

Please indicate that the foregoing and the attached is in accordance with your understanding and accept these terms, by signing and returning to us the enclosed copy hereof.

Sincerely,

Spirit of America Investment Fund, Inc.

/s/ David Lerner
David Lerner
President

Spirit of America Management Corp.

Accepted:	/s/ David Lerner

Amended Appendix A

This Amended Appendix A, dated as of December 1, 2015, restates Exhibit A to the Operating Expense Agreement dated February 24, 1999, between Spirit of America Investment Fund, Inc. and Spirit of America Management Corp.

SPIRIT OF AMERICA INVESTMENT FUND, INC.

Fund	Fee
Spirit of America Municipal Tax Free Bond Fund, Class A Shares	0.90%
Spirit of America Municipal Tax Free Bond Fund, Class C Shares	1.75%
Spirit of America Income Fund, Class A Shares	1.10%
Spirit of America Income Fund, Class C Shares	1.85%
Spirit of America Income & Opportunity Fund, Class A Shares	1.25%
Spirit of America Income & Opportunity Fund, Class C Shares	2.00%
Spirit of America Energy Fund, Class A Shares	1.55%
Spirit of America Energy Fund, Class C Shares	2.30%